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                                                                     EXHIBIT 8.1

                 [LETTERHEAD OF SMITH, GAMBRELL & RUSSELL, LLP]



                                September 7, 2001


F.N.B. Corporation
One FNB Boulevard
Hermitage, Pennsylvania 16148

Promistar Financial Corporation
551 Main Street
Johnstown, Pennsylvania 15901-1146

         Re: Agreement and Plan of Merger pursuant to which Promistar Financial Corporation will merge with and into F.N.B. Corporation

Ladies/Gentlemen:

         We have acted as special counsel to F.N.B. Corporation, a Florida corporation ("FNB"), in connection with the proposed merger (the "Merger") of Promistar Financial Corporation, a Pennsylvania corporation ("Promistar"), with and into FNB, pursuant to the terms of and as described in that certain Agreement and Plan of Merger dated as of June 13, 2001 (the "Merger Agreement") by and between FNB and Promistar. At your request, and as contemplated by the Merger Agreement, we are rendering our opinion concerning certain federal income tax consequences of the Merger. Unless otherwise indicated, all capitalized terms used in this opinion have the same meaning as used in the Merger Agreement.

         For purposes of rendering our opinion herein, we have conducted an examination of the Internal Revenue Code of 1986, as amended (the "Code"), and such other applicable laws, regulations, rulings, decisions, documents and records as we have deemed necessary. With respect to factual matters, we have relied upon the Merger Agreement, including, without limitation, the representations of the parties set forth therein, and upon certain statements and representations made to us in certificates by officers of FNB and Promistar, in each case without independent verification thereof. With the consent of FNB and Promistar, we have relied on the accuracy and completeness of the statements and representations contained in such certificates and have assumed that such certificates will be complete and accurate as of the Effective Time. We have assumed that any representation or statement qualified by "the best of knowledge" of the party making such representation or statement, or by any similar qualification, is correct

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F.N.B. Corporation
Promistar Financial Corporation
September 7, 2001
Page 2


without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement with respect to such matters.

         For purposes of this opinion, we have assumed that (i) at least fifty percent of the outstanding shares of the capital stock of Promistar (the "Promistar Stock") will be exchanged for FNB Common Stock in the Merger, (ii) the shares of Promistar Stock constitute capital assets in the hands of each holder thereof, (iii) the Merger will be consummated according to the Merger Agreement, and (iv) the Merger will qualify as a statutory merger under applicable state law.

         Based on the foregoing, and subject to the qualifications set forth below, we are of the opinion that under the Code:

         (1) The Merger will constitute a reorganization under Code Section 368(a), and FNB and Promistar will each be a party to the reorganization within the meaning of Code Section 368(b).

         (2) Holders of shares of Promistar Stock who exchange such shares solely for shares of FNB Common Stock will not recognize gain or loss on the exchange.

         (3) The federal income tax basis of shares of FNB Common Stock received in exchange for shares of Promistar Stock (including any fractional share interest to which the holder may be entitled) will be equal to the holder's basis of the shares of Promistar Stock surrendered in exchange therefor, and the holding period of such FNB Common Stock will include the holding period of the Promistar Stock surrendered in exchange therefor.

         (4) The receipt of cash in lieu of fractional shares will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by FNB, and capital gain or loss will be recognized in an amount equal to the difference between the cash received and the basis of the fractional share of FNB Common Stock surrendered.

         The opinions expressed herein are based upon our interpretation of existing legal authorities, and no assurance can be given that such interpretations would be followed if the exchange of shares contemplated by the Merger became the subject of administrative or judicial proceedings. Statements of opinion herein are opinions only and should not be interpreted as guarantees of the current status of the law, nor should they be accepted as a guarantee that a court of law or administrative agency will concur in such statement.

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F.N.B. Corporation
Promistar Financial Corporation
September 7, 2001
Page 3


         Except as set forth in paragraphs (1), (2), (3) and (4) above, we express no opinion with respect to the tax consequences of the Merger, including, without limitation:

         (i) the appropriate method to determine the fair market value of any stock or other consideration received in any sale or exchange;

         (ii) the state, local or foreign tax consequences of any aspect of the Merger; or

         (iii) the federal income tax consequences of any aspect of the Merger to holders of Promistar Stock who are subject to special tax treatment for federal income tax purposes, including among others, insurance companies, tax exempt entities and foreign taxpayers, or to holders of warrants or options to purchase Promistar Stock, if any, which are exchanged for or converted into options or warrants to acquire FNB Common Stock.

         The shareholders of Promistar are entitled to rely on the opinions set forth herein for purposes of approving the Merger. Except as set forth in the preceding sentence, the opinions set forth herein are addressed only to, and may be relied upon only by, the addressees hereof, and only in connection with the transactions contemplated by the Merger Agreement, and are not to be used or relied upon by any other parties, or in connection with any other transactions, except with the prior written consent of this law firm.

         We expressly consent to the filing of this opinion as an exhibit to the registration statement on Form S-4 filed by FNB with the Securities and Exchange Commission in connection with the Merger, and to the reference to this opinion in the joint proxy statement/prospectus contained in such registration statement. In giving this opinion, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          SMITH, GAMBRELL & RUSSELL, LLP

                                          /s/ David W. Santi

                                          David W. Santi